Exhibit 99.1

RiceBran Technologies Reports Q3 2018 Financial Results and Provides Business Updates

Company exercises option and enters into a definitive agreement to purchase assets and operations of Golden Ridge Rice Mills

The Woodlands, TX – November 6, 2018 – RiceBran Technologies (NASDAQ: RIBT and RIBTW) (the “Company” or “RBT”), a global leader in the production and marketing of value-added products derived from rice bran, announced today the Company’s financial results for the third quarter ended September 30, 2018.

“Our third quarter saw progress on many fronts, including acquiring an option to purchase the assets of Golden Ridge Rice Mills and our successful support of customers despite supply disruptions from a key mill partner,” said Brent Rystrom, President and Chief Executive Officer.  “We are well positioned and excited by our growth prospects as we are starting to realize important new customer wins, expect to soon acquire and integrate Golden Ridge into our operations, which should improve the reliability of our rice bran supply, continue to see an improved balance sheet, and successfully complete our certification efforts.”

Business Highlights:

•
Revenue in the third quarter totaled $3.5 million, up slightly from revenue of $3.4 million in the comparable period in 2017, and consistent with guidance of a modest sequential improvement from second quarter 2018 revenue of $3.2 million.  Net loss of $(1.6) million and adjusted EBITDA of $(1.3) million in the third quarter of 2018 compared to net loss of $(8.3) million from continuing operations and adjusted EBITDA of $(0.9) million in the same period in the prior year.  Also consistent with guidance, third quarter adjusted EBITDA showed improvement compared to second quarter 2018, as our Mermentau, LA facility restarted production during the quarter, helping to reduce the higher freight costs associated with shipping from our California facilities. Gross margins continued to be negatively impacted by higher freight costs, reduced production at our Dillon, MT facility due to a large capital expenditures project related to attaining plant certification that is expected to be completed late in the fourth quarter of this year, as well as an approximately 18% increase in raw bran prices.

•
Our balance sheet continued to strengthen during the third quarter of 2018.  We received $5.3 million in proceeds from warrant exercises during the quarter, which more than offset the cash burn from operations and helped to significantly increase shareholders’ equity.  We ended the quarter with cash and cash equivalents of $10.3 million, up from $7.7 million in the second quarter of 2018, with debt of $13,000, and shareholders’ equity of $20.7 million.

•
On November 5, 2018, we exercised our purchase option with Golden Ridge Rice Mills and entered into a definitive agreement to purchase the assets and operations of its milling facility in Wynne, AR.  We expect to complete the closing of this transaction in the next 30 days.  Total consideration for the Golden Ridge transaction is expected to be approximately $7 million to $8 million, to be comprised of newly issued shares of RiceBran Technologies for slightly more than half of the transaction value and the assumption of debt for the rest, most of which we plan to pay off at the time of closing, subject to customary closing considerations and risks.  We believe we are paying a mid-single digit multiple of Enterprise Value to EBITDA based on our current expectations for Golden Ridge’s operations.  We estimate that Golden Ridge’s operations will add approximately $20 million in sales as well as meaningful EBITDA in 2019 with significant room for expansion of Stabilized Rice Bran (“SRB”) production. We expect this mill to be an important component of our SRB supply in the Arkansas region while providing us with a platform to develop new products derived from SRB to expand our growth opportunities.

•
We have strengthened our sales team with the addition of two seasoned sales professionals and remain excited about the anticipated growth of our sales pipeline in 2019. In addition to securing supply of SRB from Golden Ridge, we continue to work to mitigate future supply chain disruptions through broadening our sourcing capabilities and increasing geographic inventory levels to meet that anticipated growth.

•
Our certification efforts are moving forward in earnest including the recent addition of a highly respected professional to head up our ongoing compliance, regulatory, and external affairs team.  In October, our operations in West Sacramento were certified, and our operations in Mermentau, Louisiana went through a favorable certification audit last week.

Highlights for the 2018 third quarter include:

•
Revenue of $3.5 million increased marginally from $3.4 million in the comparable period in 2017.  Growth was constrained by the lingering effects of supply chain disruptions we experienced in Mermentau during part of the quarter.

•
Gross profit margin declined 1,130 basis points to 21.8%, primarily due to the issues at our Mermentau plant for part of the quarter, reduced production at Dillon due to a large capital expenditures project related to certification, higher raw rice bran costs, and increased freight costs related to supplying Mermentau customers from California.

•
SG&A decreased by 3% mainly due to a decrease in the corporate portion of SG&A, partially offset by increases in payroll costs related to strengthening our sales team, an increase in operations and quality assurance staff to meet SQF certification, and an increase in distribution center rent.

•
Our financial condition improved during the quarter as a result of $5.3 million of cash received from warrant exercises more than offsetting our net losses.  Our cash and cash equivalents and shareholders’ equity increased to $10.3 million and $20.7 million at September 30, 2018 compared to $7.7 million and $16.9 million, respectively, for those items at June 30, 2018.

“Our balance sheet has strengthened considerably thus far in 2018, with warrant exercises significantly increasing our cash position as well as shareholders’ equity,” said Dennis Dykes, Chief Financial Officer.  “With a majority of our certification capital expenditures behind us and the expected addition of Golden Ridge’s operations in the fourth quarter, we believe we are in a solid financial position to execute our growth plan to build value for stockholders as we head into 2019.”

Guidance Updates:

•
Inclusive of Golden Ridge, RBT now sees 2018 annual revenue ranging from $14.5 million to $15.5 million, up from previous guidance of $14 million to $15 million, with fourth quarter adjusted EBITDA losses improving, compared to third quarter levels.

•	RBT expects full year 2019 revenues from our combined operations to exceed $40.0 million with the Company achieving positive adjusted EBITDA by mid-2019.

•	We continue to believe our balance sheet is sufficient to support our current growth plan through 2019.

Conference Call Information

RiceBran Technologies will host a conference call today, Tuesday, November 6, at 4:30 p.m. Eastern Time to discuss these results.  The conference call information is as follows:

•	Direct Dial-in number for US/Canada: (201) 493-6780

•	Toll Free Dial-in number for US/Canada: (877) 407-3982

•	Dial-In number for international callers: (201) 493-6780

•	Participants will ask for the RiceBran Technologies Q3 2018 Financial Results Call

This call is being webcast by ViaVid and can be accessed at http://public.viavid.com/index.php?id=131889.

The call will also be available for replay by accessing http://public.viavid.com/index.php?id=131889.

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company servicing the food, animal nutrition and specialty ingredient products markets. We utilize our proprietary and patented intellectual property to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious and clean label ingredient products. The global target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in the Company’s filings with the Securities and Exchange Commission and by visiting our website.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies’ expectations regarding the sufficiency of its cash position to pursue its plans through 2019, the completion of its purchase of Golden Ridge’s milling operations and any resulting benefits to RBT of acquiring Golden Ridge, the rice production volumes in California, Louisiana and Arkansas, the price of rice bran, the rice milling volumes in the Delta region and the impact of these volumes on its financial performance, and its business plans, future growth, revenue and adjusted EBITDA.  These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that RBT does not complete the acquisition of Golden Ridge Rice Mills or receive the resulting benefit from this acquisition.  RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:
Ascendant Partners, LLC
Richard Galterio
(732) 410-9810
rich@ascendantpartnersllc.com

RiceBran Technologies
Condensed Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2018 and 2017
(Unaudited) (in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	2018	2017	2018	2017

Revenues, net	$3,463	$3,445	$10,213	$10,206
Cost of goods sold	2,709	2,305	7,842	7,081
Gross profit	754	1,140	2,371	3,125
Selling, general and administrative expenses	2,419	2,495	8,102	7,428
Loss from continuing operations before other income (expense)	(1,665)	(1,355)	(5,731)	(4,303)
Other income (expense):
Interest expense	(2)	(86)	(5)	(1,616)
Change in fair value of derivative warrant liabilities	-	(313)	-	808
Loss on extinguishment of debt	-	(6,610)	-	(8,290)
Other income	52	157	61	194
Other expense	(12)	(113)	(25)	(213)
Total other income (expense)	38	(6,965)	31	(9,117)
Loss from continuing operations before income taxes	(1,627)	(8,320)	(5,700)	(13,420)
Income tax benefit	-	4,121	-	5,033
Loss from continuing operations	(1,627)	(4,199)	(5,700)	(8,387)
Income from discontinued operations, net of tax	-	6,706	-	6,823
Net income (loss)	(1,627)	2,507	(5,700)	(1,564)
Less - Net loss attributable to noncontrolling interest in discontinued operations	-	(792)	-	(1,359)
Net income (loss) attributable to RiceBran Technologies shareholders	(1,627)	3,299	(5,700)	(205)
Less - Dividends on preferred stock, beneficial conversion feature	-	-	-	778
Net income (loss) attributable to RiceBran Technologies common shareholders	$(1,627)	$3,299	$(5,700)	$(983)

Basic earnings (loss) per common share:
Continuing operations	$(0.07)	$(0.38)	$(0.28)	$(0.86)
Discontinued operations	-	0.68	-	0.77
Basic loss per common share - RiceBran Technologies	$(0.07)	$0.30	$(0.28)	$(0.09)

Diluted earnings (loss) per common share:
Continuing operations	$(0.07)	$(0.38)	$(0.28)	$(0.86)
Discontinued operations	-	0.68	-	0.77
Diluted loss per common share - RiceBran Technologies	$(0.07)	$0.30	$(0.28)	$(0.09)

Weighted average number of shares outstanding:
Basic	24,092,172	11,129,781	20,538,309	10,644,372
Diluted	24,092,172	11,129,781	20,538,309	10,644,372

RiceBran Technologies
Condensed Consolidated Balance Sheets
September 30, 2018 and December 31, 2017
(Unaudited) (in thousands, except share amounts)

	September 30	December 31
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$10,299	$6,203
Restricted cash	225	775
Accounts receivable, net of allowance for doubtful accounts of $14 and $8	1,509	1,273
Notes receivable	565	-
Inventories - Finished goods	524	564
Inventories - Packaging	113	114
Deposits and other current assets	475	519
Total current assets	13,710	9,448
Property and equipment, net	9,300	7,850
Other long-term assets, net	18	63
Total assets	$23,028	$17,361

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$276	$765
Accrued salary, wages and benefits	698	773
Accrued expenses	1,044	741
Unearned revenue	25	75
Escrow liability	259	258
Current maturities of long-term debt	4	4
Total current liabilities	2,306	2,616
Long-term debt, less current portion	9	12
Total liabilities	2,315	2,628

Commitments and contingencies

Shareholders' Equity:
Equity attributable to RiceBran Technologies shareholders:
Preferred stock, 20,000,000 shares authorized:
Series G, convertible, 3,000 shares authorized, 630 shares issued and outstanding	313	313
Common stock, no par value, 50,000,000 shares authorized, 27,093,093 and 18,046,731 shares issued and outstanding	291,228	279,548
Accumulated deficit	(270,828)	(265,128)
Total shareholders' equity attributable to RiceBran Technologies shareholders	20,713	14,733
Total liabilities and shareholders' equity	$23,028	$17,361

USE OF NON-GAAP FINANCIAL INFORMATION

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long term cash requirement and liquidity needs. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA). Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements.

The table below contains a reconciliation of net income (GAAP) and Adjusted EBITDA (Non-GAAP) for the three and nine months ended September 30, 2018 and September 30, 2017.  We do not provide a reconciliation of forward-looking net income (GAAP) to Adjusted EBITDA (non-GAAP).  Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods.  Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net income that are excluded from actual net income in the table below.

RiceBran Technologies
Adjusted EBITDA Reconciliation
For the three months ended September 30 (in thousands)

	2018	2017
Net income (loss)	$(1,627)	$(8,320)
Interest expense	2	86
Depreciation & amortization	173	157
Unadjusted EBITDA	$(1,452)	$(8,077)
Add Back Other Items:
Change in fair value of derivative liabilities	-	313
Loss on extinguishment of debt	-	6,610
Other income/expense	(43)	(129)
Share-based compensation	186	250
Corporate relocation associated expenses	-	26
Other	-	85
Adjusted EBITDA	$(1,309)	$(922)

RiceBran Technologies
Adjusted EBITDA Reconciliation
For the nine months ended September 30 (in thousands)

	2018	2017
Net income (loss)	$(5,700)	$(13,420)
Interest expense	5	1,616
Depreciation & amortization	544	571
Unadjusted EBITDA	$(5,151)	$(11,233)
Add Back Other Items:
Change in fair value of derivative liabilities	-	(808)
Loss on extinguishment of debt	-	8,290
Other income/expense	(36)	(66)
Share-based compensation	617	904
Corporate relocation associated expenses	-	101
Other	-	92
Adjusted EBITDA	$(4,570)	$(2,720)